Exhibit 99.1

Great Ajax Corp. Closes Offering of $110,000,000 of Senior Unsecured Notes

New York, NY—August 26, 2022 —Great Ajax Corp. (NYSE: AJX), (the “Company”) today announced that one of its subsidiaries, Great Ajax Operating Partnership L.P (the “Issuer”) has closed a private offering of $110,000,000 in aggregate principal amount of 8.875% senior unsecured notes due September 2027 (the “Notes”). The Notes will be fully and unconditionally guaranteed by the Company and two of its other subsidiaries.

The Notes and the guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes have been offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and institutional accredited investors under Regulation D under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2021 filed with the Securities and Exchange Commissions (the “SEC”) on March 4, 2022 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2022 and June 30, 2022 which were filed with the SEC on May 6, 2022 and August 5, 2022, respectively. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, we could experience material adverse effects on our business, financial condition, liquidity and results of operations. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.